Exhibit 99.1

             Adept Technology Completes Equity Financing

    LIVERMORE, Calif.--(BUSINESS WIRE)--Nov. 18, 2003--Adept Technology, Inc. (OTCBB:ADTK), a leading manufacturer of flexible automation for the semiconductor, life sciences, electronics and automotive industries, announced that it has completed a $10.0 million private placement led by Special Situations Funds as previously announced. The closing of the financing was accompanied by the simultaneous conversion of Adept's preferred stock into common stock. Adept also announced reaching settlement of its San Jose lease litigation to be completed upon payment of cash and a promissory note.
    The common stock and warrants sold in this private placement have not been registered under the Securities Act of 1933 or qualified under applicable state securities laws and may not be transferred or sold in the United States absent such registration and qualification or applicable exemptions from such registration and qualification. The Company has agreed to register for resale the common stock issued in this private placement, including the shares of common stock underlying the warrants and the shares to be issued to its preferred stockholder.
    For a discussion of risk factors relating to Adept's business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2003, as amended, and its quarterly report on Form 10-Q for the fiscal quarter ended September 27, 2003 including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations contained therein.

    Adept Technology, Inc. designs, manufactures and markets intelligent production automation solutions to its customers in many industries including the food, electronics/communications, automotive, appliance, semiconductor, original equipment manufacturer, or OEM, and life sciences industries. Adept utilizes its comprehensive product portfolio of high precision mechanical components, solid state controllers and application development software (not generally sold separately) to deliver automation solutions that meet its customers' increasingly complex manufacturing requirements. Adept was incorporated in California in 1983. More information is available at www.adept.com.



    CONTACT: Adept Technology, Inc.
             Michael Overby, 925-245-3423
             investor.relations@adept.com